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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

         Hatteras Multi-Strategy TEI Institutional Fund, L.P.

Address of Principal Business Office   (No. & Street, City, State, Zip Code):

         8540 Colonnade Center Drive
         Suite 401
         Raleigh, NC 27615

Telephone Number (including area code):

         (919) 846-2324

Name and address of agent for service of process:

         Mr. David B. Perkins
         Hatteras Investment Partners LLC
         8540 Colonnade Center Drive
         Suite 401
         Raleigh, NC 27615

         with a copy to:

         Michael P. Malloy, Esquire
         Drinker Biddle & Reath LLP
         One Logan Square
         18th & Cherry Streets
         Philadelphia, PA 19103-6996


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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


     [X]  Yes                 No


                                   SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Raleigh and State of North Carolina, as of the 6th day of December 2006.



                                        Hatteras Multi-Strategy TEI
                                        Institutional Fund, L.P.



                                        By:  Hatteras Investment Management LLC,
                                             its General Partner


                                        By:  /s/ David B. Perkins
                                             -----------------------------------
                                             Name: David B. Perkins
                                             Title: President


ATTEST:

/s/ J. Michael Fields
----------------------------
Name: J. Michael Fields
Title: Treasurer